FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to

ANNUAL REPORT

of

PROVINCE OF NEW BRUNSWICK

CANADA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2004

SECURITIES REGISTERED*

As of close of fiscal year)

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                             Amounts as to                 Names of

    Title of issue         which registration            Exchanges on

                              is effective             which registered

   N/A                        N/A                        N/A

=======================================================================

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission

HON. PAMELA WALLIN, BRIAN SCHUMACHER OR DAVID MURCHISON

Canadian Consulate General

1251 Avenue of the Americas

New York, N.Y. 10020

Copies to:

JOHN W. WHITE	JOHN DICAIRE
Cravath, Swaine & Moore	Assistant Deputy Minister
Worldwide Plaza	Treasury Division
825 Eighth Avenue	Province of New Brunswick
New York, NY 10019	P.O. Box 6000
Fredericton, New Brunswick Canada E3B 5H1

* The Registrant is filing this amendment to its annual report on a voluntary basis.

     This amendment to the annual report of the Province of New Brunswick on Form 18-K/A for the year ended March 31, 2004 comprises:

(a)  Pages numbered 1 to 4 consecutively.

(b)  The following exhibit:

     Exhibit (i):  Excerpt from the Province of New Brunswick 2005-2006 Budget and the document entitled the New Brunswick Economy 2005 in its entirety.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, Canada on the ?? day of May, 2005.

                                          PROVINCE OF NEW BRUNSWICK

                                            By

                                               --------------------------

                                               Name:  John Dicaire

                                               Title: Assistant Deputy

                                                      Minister

                                                      Treasury Division

                                 EXHIBIT INDEX

         Exhibit (ii):  Audited Financial Statements of the New Brunswick Power Corporation for the year ended March 31, 2004.